Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

July 21, 2023

among

CHASE CORPORATION,

FORMULATIONS PARENT CORPORATION

and

FORMULATIONS MERGER SUB CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 21, 2023, among Chase Corporation, a Massachusetts corporation (the “Company”), Formulations Parent Corporation, a Delaware corporation (“Parent”), and Formulations Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, each of the board of directors of the Company (the “Board of Directors”) and the board of directors of Parent and Merger Sub have approved and adopted the execution of this Agreement and the transactions contemplated hereby and declared it advisable that the respective shareholders of the Company and Merger Sub approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (a) a limited guarantee (the “Guarantee”) from KKR North America Fund XIII SCSp (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain payment obligations of Parent and Merger Sub in connection with this Agreement; and (b) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).

WHEREAS, prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into voting agreements (the “Voting Agreements”) in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.Definitions.

(a)As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials and other similar Applicable Laws from time to time.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, directive, ruling, statute or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority, that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means May 31, 2023.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Material Adverse Effect” means any event, change, effect, development, occurrence or circumstance that, individually or in the aggregate, (x) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) would, or would reasonably be expected to, prevent, materially impair or delay the ability of the Company and its Subsidiaries to perform their obligations under, or to consummate the transactions contemplated by, this Agreement, but with respect to clause (x) only, excluding any effect resulting, directly or indirectly, from (i) changes in GAAP or the official interpretation thereof, (ii) changes in general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes in Applicable Law or the official interpretation thereof, (v) changes in geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, broad-based cyberattacks, cyberterrorism, natural disasters, acts of god, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19) including any deterioration or worsening thereof, (vi) the negotiation, execution, delivery or performance of this Agreement or the announcement, pendency, or consummation of the transactions contemplated by this Agreement or the identity of Parent or any of its Subsidiaries or the announcement of Parent’s plans or intentions with respect to the conduct of the business of the Company following Closing, including the impact of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, Governmental Authorities or any other Persons relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided, that this clause (vi) shall be disregarded for purposes of determining the satisfaction of the conditions in Section 9.02(b) with respect to representations and warranties in Section 4.04), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub, including any actions taken by the Company or any of its Subsidiaries in order for Parent to comply with its obligation under Section 8.01(c), (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on the NYSE American or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement (provided, that this clause

(x) shall be disregarded for purposes of determining the satisfaction of the conditions in Section 9.02(b) with respect to representations and warranties in Section 4.04), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event has had a disproportionate adverse effect on the Company or any of its Subsidiaries relative to other companies operating in the industry or industries in which the Company or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Company Material Adverse Effect.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) or (ii) equity, equity-like, bonus, incentive, deferred compensation or other compensation or benefit plan, program, policy, arrangement or agreement, in each case that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, including for the benefit of any Company Service Provider or former Company Service Provider, or under or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any current or contingent liability or obligation, other than any such plan or agreement that is (A) statutorily mandated and (B) implemented, administered or operated by any Governmental Authority.

“Company Service Provider” means an employee, director or other individual service provider of the Company or any of its Subsidiaries.

“Company Shareholder Approval” means adoption of this Agreement by the affirmative vote, at a shareholders’ meeting duly called and held for such purpose, of holders of at least two thirds (2/3) of the outstanding shares of Company Common Stock entitled to vote on such matter.

“Company Stock Plans” means the Chase Corporation 2005 Incentive Plan, the Chase Corporation Amended and Restated 2013 Equity Incentive Plan and any inducement share or award agreements with Company Service Providers.

“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain Confidentiality Agreement listed in Section 1.01(a) of the Company Disclosure Schedule.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19, and all related strains and sequences, including any variants or evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 27, 2021, by and between Chase Corporation, Neptco Incorporated, the Borrowers and the Subsidiaries of the Borrowers party thereto, Bank of America, N.A., and the Lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Data Security Incident” means any breach of security, phishing incident, ransomware or malware attack, or other similar incident affecting any information technology systems used or otherwise relied on by the Company or any of its Subsidiaries.

“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto.

“Environmental Laws” means any and all Applicable Laws that have as their principal purpose or relate to pollution, public or worker health or safety (to the extent pertaining to exposure to Hazardous Materials), or the protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection).

“Foreign Investment Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of threatening national security, public order or security of supply.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, arbitrator or arbitral body (public or private), agency or official, including any political subdivision thereof, or the NYSE American or any self-regulatory organization.

“Hazardous Material” means any substance, material, chemical, contaminant, pollutant or waste that is regulated by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law due to their deleterious, toxic or hazardous properties, including petroleum and petroleum derivatives or byproducts, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, noise, odor, mold, radiation and radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, rights in computer software and code (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary and intellectual property rights, in each case anywhere in the world.

“Knowledge” means (i) with respect to the Company, the actual knowledge, assuming reasonable inquiry of direct reports, of the individuals listed in Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the officers of Parent.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Massachusetts Law” or the “MBCA” means the Massachusetts Business Corporation Act.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NYSE American” means the NYSE American.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

“Permit” means any approvals, authorizations, consents, licenses, ordinances, permits, certificates, commissions, franchises, registrations, accreditations, variance filings, exemptions or notifications issued or granted by, obtained from or made with or to a Governmental Authority.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) any easements, covenants, conditions, restrictions and other similar matters of record affecting title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (vii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and operation of the applicable Real Property in the business of the Company and its Subsidiaries as currently conducted, (viii) Liens constituting non-exclusive licenses of

Intellectual Property rights granted in the ordinary course of business, and (ix) Liens disclosed in Section 1.01(c) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Registered IP” means all (i) patents and patent applications, (ii) trademark registrations and applications, (iii) copyrights registrations, and (iv) material internet domain names, in each case, owned by, registered to, or filed in the name of the Company or its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

“Sanctioned Person” means at any time any Person who is the target of Sanctions, including by virtue of being (i) listed on any Sanctions-related list of designated or blocked persons, (ii) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine), or (iii) 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means economic or financial sanctions Laws or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union and (iv) the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) such Person independently or together with one or more Subsidiaries of such Person, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Tax” means any tax or other like assessment or charge in the nature of a tax (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, payroll, social security (or similar), pension, employment, excise, estimated, stamp, custom, duty, license, and property taxes, however denominated, whether disputed or not, and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.

“Tax Return” means any report, return, document, declaration or other information or filing that is filed or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including, in each case, any amendment thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Title IV Plan” means any Company Plan (other than any Multiemployer Plan) that is subject to Title IV of ERISA.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

(b)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.04(b)(i)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(a)
Annual Bonus Plan	7.04(c)
Antitrust Division	8.01(b)
Articles of Merger	2.01(c)
Board of Directors	Recitals
Bonus Amount	7.04(c)
Capitalization Date	4.05(a)
Certificates	2.03(a)
Closing	2.01(b)
Closing Year	7.04(c)
Company	Preamble
Company Common Stock	4.05(a)
Company Multiemployer Plan	4.17(c)
Company Option	2.05(b)
Company Preferred Stock	4.05(a)
Company PSA	2.05(a)
Company Recommendation	4.02(b)
Company Related Parties	11.04(c)
Company Restricted Stock	2.05(a)
Company RSA	2.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(d)
Company Shareholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)
Continuing Employee	7.04(a)
D&O Insurance	7.03(d)
Debt Commitment Letter	11.14
Debt Financing	6.06(a)

Term	Section
Debt Financing Documents	11.14
e-mail	11.01
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	Recitals
Equity Financing	5.07(a)
Exchange Agent	2.03(a)
Excluded Benefits	7.04(a)
Foreign Plan	4.17(l)
FTC	8.01(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Person	7.03(a)
Internal Controls	4.07(e)
Intervening Event	6.04(f)(ii)
Leased Real Property	4.14(b)
Material Contracts	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Sub	Preamble
Notice of Recommendation Change	6.04(d)
Notice Period	6.04(d)
Owned Real Property	4.14(b)
Parent	Preamble
Parent Liability Limitation	11.04(d)
Parent Plans	7.04(b)
Parent Related Parties	11.04(d)
Pre-Closing Bonus	7.04(c)
Proceeding	4.13
Proxy Statement	4.09
Real Property	4.14(b)
Real Property Lease	4.14(b)
Solvent	5.11
Subject Courts	11.14
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Transaction Litigation	8.07
Uncertificated Shares	2.03. (a)
Voting Agreements	Recitals
Willful Breach	10.02

Section 1.02.Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database at least two (2) Business Days prior to the date of this Agreement, (ii) delivered by or on behalf of the Company to Parent via e-mail or in hard copy form at least one (1) Business Day prior to the execution of this Agreement or (ii) uploaded at least one (1) Business Day prior to the execution of this Agreement in the “Project Pursuit” dataroom hosted on Datasite.

ARTICLE 2

THE MERGER

Section 2.01.The Merger.

(a)Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Massachusetts Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file the articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts and make all other filings or recordings required by Massachusetts Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts (or at such later time as may be specified in the Articles of Merger).

(d)From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Massachusetts Law.

Section 2.02.Conversion of Shares.

(a)Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time (including each share of Company Restricted Stock) shall be converted into the right to receive $127.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)Each share of Company Common Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)Each share of Company Common Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(d)Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.Surrender and Payment.

(a)Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i)certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal in customary form reasonably acceptable to Parent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon.

Section 2.04.Dissenting Shares. Notwithstanding Section 2.02, if required by Massachusetts Law (but only to the extent required thereby) shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted, or caused or permitted to be voted, any shares in favor of the Merger or consented thereto in writing and who has demanded and perfected such holder’s right to appraisal for such shares in accordance with Part 13 of the MBCA, if such Part 13 of the MBCA is determined to be applicable, shall not be converted into the right to receive the Merger Consideration, but instead and in lieu thereof, shall have the right to receive payment from Parent with respect to such shares in accordance with the MBCA; provided, however, that if such holder fails to perfect, properly withdraws or otherwise loses the right to appraisal or if a court of competent jurisdiction shall otherwise determine that such shareholder is not entitled to the relief provided under Part 13 of Massachusetts Law, then such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any notice of intent to demand payment or other demands received by the Company for appraisal of shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, including Part 13 of the MBCA, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands (including by providing any estimate of the fair value of any shares).

Section 2.05.Treatment of Equity Awards.

(a)At the Effective Time, each outstanding share of Company Common Stock that is subject to vesting or other forfeiture conditions granted under a Company Stock Plan or otherwise (each such share, “Company Restricted Stock”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Restricted Stock, become fully vested as described in this Section 2.05(a) and shall be automatically canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a). Each outstanding award of shares of Company Restricted Stock that vests based on the satisfaction of time-based vesting conditions shall be referred to herein as a “Company RSA.” With respect to each outstanding award of shares of Company Restricted Stock for which the number of shares of Company Common Stock deliverable under such award is determined based on the satisfaction of performance conditions (each, a “Company PSA”), the number of shares of Company Restricted Stock subject to the treatment in this Section 2.05(a) will be the number of shares of Company Restricted Stock issued and outstanding under the Company PSA as of immediately prior to the Effective Time. Notwithstanding the foregoing, with respect to each Company RSA that is granted after the date of this Agreement, except as set forth in Section 2.05(a) of the Company Disclosure Schedule, at the Effective Time the shares of Company Restricted Stock thereunder shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Restricted Stock, (i) become vested with respect to a Pro-Rata Portion (as defined below) and shall be automatically canceled and converted into the right to receive, with respect to each share of Company Restricted Stock subject to such Pro-Rata Portion, the Merger Consideration in accordance with Section 2.02(a) and (ii) be automatically canceled for no consideration with respect to the portion of such Company RSA that does not constitute the Pro-Rata Portion. For purposes of the preceding sentence, the “Pro-Rata Portion” shall be equal to the product of (i) the number of shares of Company Restricted Stock subject to the Company RSA granted after the date of this Agreement, and (ii) a fraction, the numerator of which shall be the number of days that have elapsed from the grant date of such Company RSA to the Closing Date, and the denominator which shall be the total number of days from the grant date of such Company RSA to the final regularly scheduled vesting date set forth in such Company RSA.

(b)At the Effective Time, each option to purchase Company Common Stock granted under any Company Stock Plan or otherwise, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time (each, a “Company Option”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Option, become fully vested and shall be automatically canceled and converted into the right of the holder thereof to receive a cash payment, without interest, in an amount equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock issuable in respect of such Company Option as of immediately prior to the Effective Time. Each Company Option that has a per share exercise price that is equal to or greater than the Merger Consideration shall automatically be forfeited and canceled without consideration, effective as of the Effective Time.

(c)All payments under Section 2.05(a) and Section 2.05(b) shall be made at or as soon as practicable, but no later than ten (10) days, after the Effective Time, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll or payment practices, and shall be subject to any required withholding Taxes.

(d)Prior to the Effective Time, the Company shall take all actions as are reasonably necessary (including adopting resolutions) to effectuate the treatment of the Company RSAs, Company PSAs and Company Options pursuant to this Section 2.05.

Section 2.06.Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from the vesting or satisfaction of performance conditions applicable to any Company RSAs, Company PSAs or exercise of Company Options, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.No Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Date will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

Section 2.09.Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Section 2.10.Withholding. Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. Any amounts so deducted or withheld shall be paid over to the applicable Governmental Authority and, to the extent so paid over, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01.Articles of Organization. Subject to Section 7.03(b), the articles of organization of the Company in effect at the Effective Time shall be the articles of organization of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnifications obligations provided for in Section 7.03.

Section 3.02.Bylaws. Subject to Section 7.03(b), the bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnifications obligations provided for in Section 7.03.

Section 3.03.Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed on or after December 31, 2021 and at least two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of Section 4.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate powers and authority necessary to enable the Company to own, lease and operate the properties and assets it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of, and is not in default under or in violation of any provisions of, the articles of organization, bylaws or equivalent documents of the Company and each of its Subsidiaries.

Section 4.02.Corporate Authorization.

(a)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved, subject to Section 6.04(b), to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Company Recommendation”). As of the date hereof, the Company Recommendation has not been withdrawn, rescinded or modified in any way.

Section 4.03.Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws and Foreign Investment Laws set forth on Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Proxy Statement, (c) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE American and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws (or equivalent documents) of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any contract, agreement, note, bond, mortgage, license or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (c) and (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.Capitalization.

(a)The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.10 per share (“Company Common Stock”) and 100,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of July 20, 2023 (the “Capitalization Date”), there were outstanding (i) 9,506,344 shares of Company Common Stock (which excludes the shares of Company Common Stock relating to Company RSAs, Company PSAs and Company Options), (ii) no shares of Company Preferred Stock, (iii) Company

RSAs relating to an aggregate of 65,695 shares of Company Common Stock (inclusive of shares issued pursuant to awards that were formally Company PSAs but the applicable performance goals have already been satisfied), (iv) Company PSAs (assuming maximum achievement of any applicable performance goals) relating to an aggregate of 21,160 shares of Company Common Stock and (v) Company Options to purchase an aggregate of 184,904 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company RSAs, Company PSAs and Company Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive or similar rights. As of the Capitalization Date, other than the items listed in clauses (i) through (v) of the second sentence of Section 4.05(a), there are no issued or outstanding Company Securities.

(b)Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company RSAs, Company PSAs and Company Options outstanding as of the Capitalization Date, and with respect to each such award, the name or employee identification number of the holder, the number of shares of Company Common Stock subject to such award, the grant date, the vesting schedule or date(s) and, to the extent applicable, the per share exercise price and the expiration date thereof.

(c)As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(d)Except as expressly set forth in Section 4.05(a), and for changes since the Capitalization Date resulting from vesting or the satisfaction of performance conditions applicable to any Company RSAs or Company PSAs or the exercise of Company Options, in each case, that were outstanding on the Capitalization Date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible or exchangeable into or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding contractual obligations or commitments of the Company of any character relating to any Company Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to, any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Common Stock or Company Preferred Stock.

(e)None of the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.Subsidiaries.

(a)Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all of the Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b)All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive or similar rights, and is owned by the Company, directly or indirectly. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible or exchangeable into, or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iiii), along with all shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations or commitments of any Subsidiary of the Company of any character relating to any Company Subsidiary Securities, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to, any Company Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Subsidiaries or owns, directly or indirectly, any shares of capital stock or other voting securities of or ownership interests in any other Person.

Section 4.07.SEC Filings; Internal Controls.

(a)The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since September 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)As of its filing date, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company maintains, and since September 1, 2021 has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and Rule 15d-15 promulgated under the 1934 Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities. Neither the Company nor, to the Knowledge of the Company, the Company’s auditors has identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s Internal Controls. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

Section 4.08.Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which would reasonably be expected to be material, individually or in the aggregate). Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 4.09.Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the shareholders of the Company and at the time of the Company Shareholder Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10.Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement (a) except as set forth in Section 4.10 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects, (b) there has not been any Company Material Adverse Effect, and (c) without limiting the generality of the foregoing, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Parent under Section 6.01.

Section 4.11.No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and provided for on the face of the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of any Applicable Law, environmental matter or Proceeding); (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.12.Compliance with Laws; Permits.

(a)The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance with and not given notice of any violation of, and to the Knowledge of the

Company is not under investigation with respect to and has not been threatened to be charged with, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of its business as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with the terms of all Permits necessary for the ownership and operation of its businesses; and (iii) for the past three (3) years neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Permit, the substance of which has not been resolved.

(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, for the past three (3) years, neither the Company nor any of its Subsidiaries nor any director, officer, or employee or, to the Knowledge of the Company, any agent or representative thereof has (i) directly or indirectly (A) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to any employee of any Governmental Authority, (C) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment nor (D) otherwise violated any applicable Anti-Corruption Laws, (ii) been nor is a Sanctioned Person nor has transacted business, directly or knowingly indirectly, with any Sanctioned Person nor otherwise violated Sanctions, nor (iii) violated any applicable Ex-Im Laws. For the past three (3) years, neither the Company nor any of its Subsidiaries has received any allegation, inquiry, notice or communication that alleges any of the Company nor any of its Subsidiaries may have violated any Anti-Corruption Laws, Sanctions or Ex-Im Laws, nor has made any voluntary or directed disclosure or prior disclosure related to such laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, for the past (3) years, the Company and its consolidated Subsidiaries have maintained books and records and a system of internal controls as required of them by the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Section 4.13.Litigation. There is, and for the past three (3) years has been, no action, claim, suit, charge, audit, complaint, investigation or proceeding (each, a “Proceeding”) pending, or, to the Knowledge of the Company, threatened by or against, the Company or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.Properties.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property (including the Real Property) and assets necessary to operate its business, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, each such property or asset is in all material respects in sufficient operable condition and repair to conduct the Company’s business, subject to normal wear and tear, ongoing repairs or refurbishments conducted in the ordinary course of business.

(b)As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of, or occupied by, the Company or any of its Subsidiaries for which the Company or its Subsidiaries made gross rental payments to the lessor of at least $1,000,000 in the Company’s 2022 fiscal year (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of all material leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease, (iii) the Company and its Subsidiaries have not (A) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property, or (B) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein, (iv) the Company or its Subsidiary has not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, and (v) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and to the Knowledge of the Company, there is no such governmental order threatened against all or any portion of the Real Property.

(e)Except for any Permitted Liens and as set forth in Section 4.14(e) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

(f)The Real Property comprises all of the material real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as currently conducted.

Section 4.15.Intellectual Property.

(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries (i) own all right, title and interest in all Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and (ii) have a valid and enforceable right to use, free and clear of all Liens, other than Permitted Liens, all other Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered IP, all of which, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, is unexpired, subsisting, and to the Knowledge of the Company, valid and enforceable.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and for the past three (3) years, has not infringed, misappropriated, or otherwise violated, any valid and enforceable Intellectual Property rights of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries; (iii) there is no claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, (A) none of the Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries and (B) there are no claims or allegations pending or threatened in writing seeking to challenge the validity, enforceability or ownership of the Company’s or any of its Subsidiaries’ rights in any Intellectual Property owned by the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to the collection, use, storage, disclosure or other processing of personally identifiable information collected or stored by or on behalf of their business and (ii) for the past three (3) years, there have been no material Data Security Incidents.

Section 4.16.Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all Tax Returns filed with any Taxing Authority are correct and complete.

(b)The Company and each of its Subsidiaries has paid, has timely had paid on its behalf, or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable. None of the Company or any its Subsidiaries has requested or executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any income or other Tax, in each case which period has not since expired, other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business.

(c)There is no Proceeding now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d)For the past three (3) years, none of the Company or any of its Subsidiaries has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code, or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(e)None of the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(f)There are no Liens for Taxes on any assets or equity of the Company or any of its Subsidiaries, other than Liens for Taxes that are not yet due and payable or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(g)No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)None of the Company or any of its Subsidiaries (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (such as a loan or a lease); (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company); or (iii) has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of law.

Section 4.17.Employee Benefit Plans.

(a)Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Plan. Copies of the current plan document and all material amendments thereto have been furnished to Parent together with the most recent annual report on Form 5500, if required, the most recent determination, opinion or advisory letter issued by the Internal Revenue Service, the most recent actuarial valuation report, all related trust agreements, insurance contracts and other funding arrangements, and all material non-routine correspondence with any Governmental Authority within the last two years, provided that the foregoing shall not apply to any Company Multiemployer Plans, which are covered by Section 4.17(c)).

(b)Section 4.17(b) of the Company Disclosure Schedule contains a correct and complete list of each Title IV Plan. No Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA) and none of the following events has occurred or would reasonably be expected to occur (whether as a result of the transactions contemplated by this Agreement or otherwise) in connection with any Title IV Plan: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation (“PBGC”), or (ii) any event described in Section 4062 or 4063 of ERISA. No event has occurred or circumstances exist, and neither the Company nor any of its Subsidiaries has engaged in any transaction (including the transactions contemplated hereby) that has or could result in a material liability under or with respect to Section 4069 or 4212(c) of ERISA. No notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan. With respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with in all material respects. The minimum funding standard under Section 430 of the Code has been satisfied with respect to each Title IV Plan, and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted with respect to any Title IV Plan, in each case, that has not been resolved. All contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made in all material respects with respect to each Title IV Plan, and all amounts due to the PBGC pursuant to Section 4007 of ERISA have been timely paid in all material respects with respect to each Title IV Plan.

(c)Section 4.17(c) of the Company Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which the Company or any of its Subsidiaries contributes, has an obligation to contribute or otherwise has any current or contingent liability or obligation (each, a “Company Multiemployer Plan”). Neither the Company nor any of its Subsidiaries has, within the past 6 years, incurred, currently has or could reasonably be expected to incur (whether as a result of the transactions contemplated hereby or otherwise) any material liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan. With respect to each Company Multiemployer Plan: (i) all contributions and payments (including installments) required to be made by the Company or any of its Subsidiaries have been timely made in all material respects; (ii) to the Knowledge of the Company, no Company Multiemployer Plan is in endangered, critical or critical and declining status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability or obligation of the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, no Company Multiemployer Plan is in or is expected to be in insolvency, has undergone or is expected to undergo a mass withdrawal or has filed a notice of termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA. Neither the Company nor any of its Subsidiaries is bound by any contract or has any liability or obligation described in Section 4204 of ERISA.

(d)No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or has reliance upon a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and nothing has occurred with respect to any such Company Plan that could reasonably be expected to adversely affect the qualified status thereof.

(e)Each Company Plan has been established, maintained, funded, operated and administered in all material respects compliance with its terms and Applicable Law, including ERISA and the Code.

(f)Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that would reasonably be expected to result in the imposition of any such material Taxes or penalties.

(g)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any Company Service Provider or former Company Service Provider to any material payment or material benefit or (ii) accelerate the time of payment or vesting of any material compensation or material benefits, in either case under any Company Plan or otherwise, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Company Plan, (iv) result in any forgiveness of indebtedness of any Company Service Provider or former Company Service Provider, or (v) result in any payment or benefit made by the Company or any of its Subsidiaries that could be characterized as a parachute payment within the meaning of Section 280G of the Code.

(h)Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)No Company Plan provides for any tax “gross-up” or similar “make-whole” payments for any Taxes imposed under Sections 4999 or 409A of the Code.

(j)No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-retirement or post-termination medical, dental, life insurance or other welfare benefits to any current or former Company Service Provider or any other Person (other than coverage mandated by the Consolidated Omnibus Budget Reconciliation

Act of 1985 or similar Applicable Law for which the recipient pays the full cost or by non-U.S. Applicable Law).

(k)No material Proceeding (other than routine claims for benefits) is pending against, or, to the Knowledge of the Company, is threatened against, any Company Plan (or the assets thereof), including before any Governmental Authority.

(l)Without limiting the generality of the foregoing, except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries: (i) each Company Plan maintained on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in good standing with the applicable Governmental Authority in all material respects; (ii) each Foreign Plan required under any Applicable Law to be funded, is either (A) funded in accordance with such Applicable Law to an extent sufficient to provide for accrued benefit obligations with respect to all participants (if so required under the Foreign Plan) or (B) fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; and (iii) no Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement.

Section 4.18.Employee and Labor Matters.

(a)Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Labor Agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative, or other labor organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past three (3) years, there have been no demands for recognition or certification or other labor organizing activities against or affecting the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company. With respect to the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have satisfied any notice, consultation, bargaining or similar obligations owed to their employees or their employees’ representatives under Applicable Law, Labor Agreement, or other contract.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the last three (3) years have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to conditions of employment, labor management relations, wages, hours, overtime, worker classification and treatment, discrimination and retaliation, harassment, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), pay equity, sexual harassment, work authorization, immigration, plant closures and layoffs (including the WARN Act), safety and health, workers compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(c)For the past three (3) years, the Company and each of its Subsidiaries have reasonably investigated all material, non-frivolous sexual harassment, or other discrimination or retaliation allegations that have been made through the Company’s or its Subsidiary’s internal reporting procedures or of which they otherwise have Knowledge against any employee at the level of Vice President or above. Neither the Company nor any of its Subsidiaries reasonably expects any material liability with respect to any such allegations.

Section 4.19.Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)no written notice, order, claim, complaint or penalty has been received by the Company or any of its Subsidiaries for the past three (3) years (or earlier to the extent unresolved) arising out of, or relating to, any Environmental Laws, and there are no judicial, administrative or other Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability of the Company or any of its Subsidiaries under, any Environmental Laws;

(b)the Company and each of its Subsidiaries have obtained and maintained all permits necessary for their operations to comply with Environmental Laws and are, and for the past three (3) years have been, in compliance with the terms of such permits;

(c)the Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws; and

(d)neither the Company nor any of its Subsidiaries (nor any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries) has treated, stored, handled, transported, disposed of, arranged for or permitted the disposal of, manufactured, marketed, sold, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials (or any products containing Hazardous Materials), in each case, so as to give rise to any liability under Environmental Law.

Section 4.20.Material Contracts.

(a)Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (other than the Company Plans) (collectively, the “Material Contracts”):

(i)any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to the Company and its Subsidiaries, taken as a whole;

(ii)any contract relating to outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof in an amount in excess of $1,000,000, other than (A) contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;

(iii)any contract (excluding licenses for commercial off-the-shelf computer software and non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Intellectual Property, and, in the case of both (A) and (B), which contract is material to the Company and its Subsidiaries, taken as a whole;

(iv)any agreement for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, which provides for payments to or by the Company and its Subsidiaries that exceed $2,000,000 annually or $7,500,000 in the aggregate;

(v)any shareholders, investors rights or registration rights agreement;

(vi)any other agreement which provides for payments to or by the Company and its Subsidiaries that exceed $5,000,000 individually or $15,000,000 in the aggregate;

(vii)any Labor Agreement;

(viii)any contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person or pursuant to which the Company or any of its Subsidiaries has any material outstanding obligation;

(ix)any contract (A) prohibiting, or purporting to limit or restrict the Company’s, any of the Company’s Affiliates’ or any of its Subsidiaries’ ability to compete or to conduct its businesses in any geographical area or the type or line of business in which the Company or any of its Subsidiaries is engaged, (B) providing “most favored nation” or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) granting a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries, (D) establishing an exclusive sale or purchase or similar obligation with respect to any obligation or geographical area or (E) imposing any minimum requirements or obligations of the Company or any of its Subsidiaries for any minimum purchase, expenditure, investment, sale, payment, production, supply, output, distribution or similar minimum requirements obligations or any take-or-pay provision in favor of a third party;

(x)any contract related to any completed, pending or future (A) disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business, equity interests or material portion of assets or properties by the Company or any of its Subsidiaries or (B) consolidation, recapitalization, reorganization or other business combination with respect to the Company or any of its Subsidiaries, in each case, under which the Company or any of its Subsidiaries has outstanding payment or indemnification obligations; and

(xi)any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 4.20(a) of the Company Disclosure Schedule is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to any such contract, is in violation of any provision thereof.

Section 4.21.Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.22.Finders’ Fees. Except for Perella Weinberg Partners LP, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Company has made available to Parent a true and complete copy of the Perella Weinberg Partners LP engagement letter and any other agreement providing for such fee or commission.

Section 4.23.Opinion of Financial Advisor. The Company has received the opinion of Perella Weinberg Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company.

Section 4.24.Antitakeover Statutes. The Board of Directors has taken all action necessary to render Chapters 110C, 110D and 110F of the Massachusetts General Laws and other similar anti-takeover statute or regulation under the laws of the Commonwealth of Massachusetts or other Applicable Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby.

Section 4.25.Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction that would be required to be disclosed under Item 404 of Regulation S-K of the SEC and that is not so disclosed.

Section 4.26.No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 or in any certificate delivered in connection with this Agreement, none of the Company or any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to Parent or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or any of its Affiliates or Representatives. Except for the representations and warranties set forth in Article 5 or in any certificate delivered in connection with this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, or any of its Representatives or Affiliates, and the Company hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by Parent or Merger Sub to the Company), whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”):

Section 5.01.Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers required to carry on its business as now conducted, except for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02.Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no vote of the shareholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03.Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws and Foreign Investment Laws set forth in Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (d) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06.Litigation. As of the date hereof, there is no action, suit or proceeding pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree or ruling of any Governmental Authority outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07.Financing.

(a)Equity Commitment Letter. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (such financing, the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third party beneficiary of, and is entitled to enforce, the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 11.13.

(b)No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated, reduced, or rescinded in any respect and no such withdrawal, termination, reduction or rescission is contemplated. As of the date hereof, neither Parent nor Merger Sub is in default of or breach under the terms and conditions of the Equity Commitment Letter, and no event has occurred that, with or without notice, lapse of time or both would be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Equity Commitment Letter. As of the date hereof, there are no other contracts, agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c)Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to (i) fund the aggregate Merger Consideration and all other amounts required to be paid under Article 2 at the Closing, (ii) pay any fees and expenses required to be made by or on behalf of Parent or Merger Sub at the Closing, and (iii) repay or refinance any outstanding indebtedness of the Company required to be repaid or refinanced in connection with the transactions contemplated hereby at the Closing.

Section 5.08.Finders’ Fees. Except for Goldman Sachs & Co. LLC, whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates payable by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.

Section 5.09.Knowledge of Parent. As of the date hereof, Parent has no Knowledge of any facts or circumstances which would cause the representations and warranties of the Company as set forth in Article 4 to fail to be true and correct in all material respects, or which would otherwise reasonably be expected to impede or delay the consummation of the transactions contemplated hereby.

Section 5.10.Ownership of Common Stock. None of Parent or its Subsidiaries or Affiliates (a) beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Securities or Company Subsidiary Securities or (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities except pursuant to this Agreement.

Section 5.11.Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 5 of this Agreement and (c) after giving effect to the transactions contemplated by this Agreement, including any alternative financing, the payment of the aggregate Merger Consideration and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.12.Guarantee. Concurrently with the execution of this Agreement, the Guarantor delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of the Guarantor in favor of the Company, enforceable by the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. The Guarantor is not in default of or breach under any of the terms or conditions of the Guarantee, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of on the part of the Guarantor under the Guarantee.

Section 5.13.No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5 or in any certificate delivered in connection with this Agreement, none of Parent, Merger Sub or any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to the

Company or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Affiliates or Representatives. Except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or Merger Sub), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.Conduct of the Company. Except (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or contemplated by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule or (y) as required by Applicable Law, the Company (a) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practices (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of clause (a) unless any such action would constitute a breach of such subclause of the following clause (b)) and (b) shall not, and shall not permit any of its Subsidiaries to:

(i)amend its articles of organization, bylaws or other similar organizational documents, other than immaterial amendments to organizational documents of the Company’s Subsidiaries that do not adversely affect Parent in any respect;

(ii)(A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or to another wholly owned subsidiary of the Company or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company

Subsidiary Securities, except for the acquisition of or repurchase of Company Common Stock required or permitted by the terms of any award agreements under the Company Stock Plans in order to effectuate a vesting, net exercise or net settlement of Company RSAs, Company PSAs or Company Options, as applicable;

(iii)(A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Common Stock in accordance with the terms of any award agreements under the Company Stock Plans upon the exercise of Company Options or the vesting or satisfaction of performance conditions applicable to Company RSAs or Company PSAs that are outstanding on the date of this Agreement and (2) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Stock Plan;

(iv)adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (A) pursuant to any Material Contract set forth in Section 4.20(a) of the Company Disclosure Schedule or (B) the acquisition of inventory, supplies or materials in the ordinary course of business consistent with past practices;

(vi)sell, lease, license or otherwise transfer or dispose of any of its material assets, securities, properties, interests or businesses, other than (A) pursuant to any Material Contract set forth in Section 4.20(a) of the Company Disclosure Schedule or (B) sales of inventory for fair consideration in the ordinary course of business consistent with past practices;

(vii)other than in connection with actions permitted by Section 6.01(b)(iii), make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business consistent with past practices, (B) accounts receivable from customers in the ordinary course of business and (C) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);

(viii)(A) amend or modify, extend, terminate, negotiate or enter into, any collective bargaining agreement or other contract with a union, works council, labor organization, or other employee representative (each a “Labor Agreement”), or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(ix)implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate the WARN Act;

(x)incur any indebtedness for borrowed money or guarantees thereof, other than (A) in an amount not to exceed $10,000,000 in the aggregate, (B) capital leases, purchase money financing for personal property, equipment financing and letters of credit in the ordinary course of business consistent with past practices or (C) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company;

(xi)engage in any sale-leaseback or similar transaction with respect to the Owned Real Property;

(xii)amend in any material respect or waive any of its material rights under any Material Contract, or enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract;

(xiii)settle (A) any litigation, arbitration or Proceeding involving or against the Company or any of its Subsidiaries, other than settlements or waivers that (1) involve only cash payments by the Company or any of its Subsidiaries not in excess of $500,000 individually or $1,000,000 in the aggregate and (2) do not involve any injunctive relief against the Company or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions on business activities that could be expected to limit the Company or any of its Subsidiaries in the conduct of their business in any respect or (B) any litigation, arbitration or Proceeding set forth in Section 6.01(b)(xiii) of the Company Disclosure Schedule;

(xiv)abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material Permits of the Company and its Subsidiaries in a manner adverse to the business of the Company and its Subsidiaries;

(xv)cancel, materially reduce, terminate or fail to maintain in effect without replacing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xvi)except as required under the terms of any Company Plan or any Labor Agreement in effect on the date hereof, (A) increase the compensation or benefits to be paid or provided to any Company Service Provider or former Company Service Provider, (B) grant or award any bonus or incentive compensation to any Company Service Provider or former Company Service Provider, (C) enter into, establish, adopt, terminate, modify or amend any Company Plan, (D) take any action for the purpose of accelerating any payment, vesting, or funding of any compensation or benefits, payable, or to become payable, to any Company Service Provider or former Company Service Provider, (E) hire or terminate (other than for cause) any Company Service Provider with annual base compensation in excess of $150,000, (F) withdraw (whether partially or completely) from any Multiemployer Plan or incur any withdrawal liability (within the meaning of Title IV of

ERISA) with respect to any Multiemployer Plan, or (G) commence an obligation of the Company or any of its Subsidiaries to contribute to a Multiemployer Plan;

(xvii)change the Company’s fiscal year or change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xviii)make or change any material Tax election, make any material change in its method of Tax accounting, settle or compromise any material Tax claim, audit or assessment, file an amended Tax Return, surrender any right to claim a material refund of Taxes, enter into any closing agreement with any Taxing Authority regarding any material Tax, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business) or apply for any private letter ruling or similar guidance from any Taxing Authority;

(xix)enter into any new commitments to make, or make, any capital expenditures, or acquisitions of real or personal property, other than amounts of which that are not in the aggregate in excess of 110% of the amounts for the applicable individual month set forth on capital expenditures budget for the Company set forth in Section 6.01(b)(xix) of the Company Disclosure Schedule;

(xx)other than the Voting Agreements, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404; or

(xxi)agree or commit to do any of the foregoing.

Section 6.02.Company Shareholder Meeting. The Company shall (a) as soon as reasonably practicable following the date on which the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Stock as of the record date established for, a meeting of holders of the shares of Company Common Stock (the “Company Shareholder Meeting”) to consider and vote upon the adoption of this Agreement and (b) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Shareholder Meeting, provided that the Company may (and, on no more than two occasions, if requested by Parent, shall) adjourn or postpone the Company Shareholder Meeting to a later date with Parent’s consent or to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval, (iii) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting or

(iv) otherwise where required to comply with Applicable Law, provided, that in the case of the foregoing, the Company Shareholder Meeting shall not be adjourned or postponed on more than two occasions and no such adjournment or postponement shall be for more than five (5) Business Days; provided, further, that in no event (A) shall the Company Shareholder Meeting be adjourned or postponed beyond the date that is five (5) Business Days prior to the End Date or (B) once it is fixed by the Board of Directors, shall set the record date for the Company Shareholder Meeting change (whether or not in connection with such adjournment or postponement), without the prior written consent of Parent. Subject to Section 6.04, (A) the Board of Directors shall recommend that the holders of the shares of Company Common Stock approve this Agreement, (B) the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval and (C) the Company shall otherwise comply in all material respects with all legal requirements applicable to the Company Shareholder Meeting.

Section 6.03.Access to Information.

(a)From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, personnel, facilities, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (A) or (B). Notwithstanding anything to the contrary, neither Parent nor its Representatives shall be provided access to any offices, facilities or properties of the Company or its Subsidiaries to conduct any Phase II environmental audits or other invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.

(b)All information exchanged pursuant to Section 6.03(a) shall be subject to the Confidentiality Agreement.

Section 6.04.No Solicitation; Other Offers.

(a)No-Shop. Subject to the remainder of this Section 6.04, from the execution of this Agreement until receipt of the Company Shareholder Approval, the Company shall not and shall cause its Subsidiaries and each of its or their respective directors and officers and shall direct each of its or their financial advisors and shall use reasonable best efforts to cause each of its and their other Representatives not to (i) solicit or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) initiate, solicit, facilitate, participate in, or enter into any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or grant or afford access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal or any inquiry, proposal or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) permit or fail to make, withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify the Company Recommendation (or recommend an Acquisition Proposal) (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, or otherwise declare advisable, any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing, (D) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or take any public position in connection with a tender or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors, or (E) fail to include the recommendation of the Board of Directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or amendment or release under any standstill or confidentiality agreement; provided that the foregoing clause (iv) shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, (v) allow, authorize or cause the Company or any of its Subsidiaries to enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other contract providing for or relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, agreement or contract, an “Alternative Acquisition Agreement”) or announce the intention to do so or (vi) resolve, or agree to do any of the foregoing.

(b)Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the other provisions of this Section 6.04, at any time prior to receipt of the Company Shareholder Approval, in the event the Company receives a bona fide unsolicited Acquisition Proposal from a Third Party that did not result from a breach of this Section 6.04:

(i)if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) failure to engage in negotiations or discussions with such Third Party would be inconsistent with its fiduciary duties, then the Company may (1) engage in negotiations or discussions with such Third Party and its Representatives and (2) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to a confidentiality agreement no less favorable in any material respect to the Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that, (x) to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with it being shared with such Third Party and (y) any competitively sensitive information or data provided to any such Third Party in accordance with this Section 6.04 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data and upon request the Company will provide Parent with evidence of such arrangements; and

(ii)subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to the receipt of a bona fide unsolicited written Acquisition Proposal from a Third Party which did not result from a breach of this Section 6.04 and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change of the type described in clause (A) or (E) of the definition thereof, if and only if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (or any committee thereof) from (A) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors may recommend any Acquisition Proposal unless permitted by this Section 6.04(b)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person or group who has made an offer with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 for the purpose of clarifying the terms of such offer.

(c)Required Notices. From and after the date hereof and prior to obtaining the Company Shareholder Approval, the Company shall notify Parent promptly (and in any event within twenty-four (24) hours) after receipt by the Company of any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case, that could reasonably be expected to make, or has made, an Acquisition Proposal (which notice shall include the identity of the Third Party making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such

Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than twenty-four (24) hours after receipt) providing Parent summaries of all oral communications between the Company and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.

(d)Last Look. Neither the Board of Directors nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least five (5) Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and attaching unredacted copies of all proposed agreements for the Superior Proposal or a reasonably detailed description of the Intervening Event, as applicable (such written notice, a “Notice of Recommendation Change”), (ii) Parent shall not have made, within five (5) Business Days after receipt of such written notification (such period, the “Notice Period”), an offer that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, obviates the need to effect the Adverse Recommendation Change, or is at least as favorable from a financial point of view to the Company’s shareholders, taking into consideration the identity of the counterparty, the expected timing and likelihood of consummation and such other factors determined by the Board of Directors to be relevant, in the case of any such Superior Proposal, as applicable, (iii) during the Notice Period, the Company and its Representatives shall (A) have negotiated with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement so that either such Acquisition Proposal would cease to constitute a Superior Proposal or the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law, as applicable and (B) have permitted Parent and its Representatives to make a presentation to the Board of Directors regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), and (iv) in determining whether to make such Adverse Recommendation Change in response to such Intervening Event or Superior Proposal or terminate this Agreement in connection with such Superior Proposal, as applicable, the Board of Directors shall have taken into account any changes to the terms of this Agreement proposed by Parent in response to any Notice of Recommendation Change during the Notice Period (as may be extended); provided, further, that any material revision to any Acquisition Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision) shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.04(d); provided, further, that the new Notice Period shall be four (4) Business Days.

(e)Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company shall, and shall cause any of its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of the foregoing, if any, with any Third Party and its

Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly (and in any event within one (1) Business Day after the date hereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company that could reasonably be expected to lead to an Acquisition Proposal or that relates to a potential Acquisition Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives. If at any time the Company provides any non-public information to a Third Party, in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly (and in any event within two (2) Business Days after the date thereof) terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.

(f)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, are more favorable from a financial point of view to the Company’s shareholders (in their capacity as such) than the Merger (taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal), in each case, taking into consideration (A) the identity of the counterparty, (B) the expected timing, conditionality and likelihood of consummation of the contemplated transaction(s), (C) any other legal, financial, financing and regulatory aspects of such Acquisition Proposal and (D) any other factors determined by the Board of Directors to be relevant.

(ii)“Intervening Event” means any material event, fact, circumstance, development or occurrence (other than any event, fact, circumstance, development or occurrence primarily resulting from a breach of this Agreement by the Company) that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors as of the date of this Agreement and does not relate to (A) an Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) any changes after the date hereof in the market price or trading volume of Company Common Stock (it being understood that the underlying cause of any of such changes may be considered and taken into account) or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectation of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying cause of any such events may be considered and taken into account), and in any case, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Shareholder Approval.

(g)Any breach of this Section 6.04 by any director, officer or Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05.Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE American to enable the delisting of Company Common Stock from the NYSE American and the deregistration of Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06.Debt Financing.

(a)The parties hereto acknowledge that Parent may attempt to arrange third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if Parent so chooses to seek the Debt Financing, prior to the Closing, the Company shall use reasonable best efforts to provide, and shall cause each Subsidiary of the Company to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, affiliates and agents to provide such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including, but not limited to, the use of reasonable best efforts with respect to: (i) making available to Parent such financial and other pertinent information regarding the Company and each Subsidiary of the Company as may be reasonably requested by Parent, including (A) the unaudited financial statements of the Company for each fiscal quarter of the Company, other than the final fiscal quarter of any fiscal year, ended after May 31, 2023 and at least forty-five (45) days prior to the Closing and the audited financial statements of the Company for any fiscal year of the Company ended after August 31, 2022 and at least ninety (90) days prior to the Closing and (B) such information as is necessary to allow Parent, its advisors and the Debt Financing Sources to prepare pro forma financial statements; (ii) the delivery of customary authorization letters (including customary representations with respect to accuracy of information and absence or inclusion of material non-public information, in each case with respect to the Company); (iii) assisting with the preparation of lender and investor presentations, rating agency presentations, marketing materials and other similar documents and materials in connection with the Debt Financing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with providers or potential providers of the Debt Financing and ratings agencies and otherwise assisting in the marketing efforts of Parent and its financing sources; (iv) delivering, at least three (3) Business Days prior to Closing, all documentation and other information as is reasonably requested by Parent at least nine (9) days prior to Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230); and (v) assisting with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Closing; provided, however, that nothing in this Section 6.06(a) will require any such cooperation to the extent that it would (1) require the Company or any of its Subsidiaries to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent, (2) require the Company or any of its Subsidiaries to enter into any certificate, agreement, arrangement, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing (other than the customary authorization letters described above), (3) require the Company or any of its Subsidiaries to give to any other Person any indemnities in connection with the Debt Financing that are effective prior to the Closing, (4) require the Company or any of its Subsidiaries to enter into or approve any debt financing or any definitive agreement for the Debt Financing that would be effective prior to the Closing (other than the customary authorization letters described above), (5) unreasonably interfere with the ongoing business operations of the Company, (6) require or result in contravention of any Applicable Law, the organizational documents of the Company or any Subsidiary (to the extent not entered into in contemplation of this Section 6.06(a)) or the terms of any material contract binding on the Company or any Subsidiary (to the extent not entered into in contemplation of this Section 6.06(a)) or (7) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide, and Parent shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure and (3) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing.

(b)The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company and/or its Subsidiaries or their reputation or goodwill.

(c)Parent shall promptly reimburse the Company and its Subsidiaries and its and their respective representatives for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by Section 6.06(a).

(d)Parent shall indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims, costs, expenses and other liabilities suffered or incurred by any of them in connection with the arrangement and preparation of the Debt Financing and any information used in connection therewith, in each case, other than as a result of fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person or Representative.

(e)Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall be deemed to have complied with this Section 6.06 for purposes of Section 10.01, for purposes of determining satisfaction of the condition set forth in Section 9.02(a) and for all other purposes of this Agreement, unless all of the following have occurred: (i) the Company has materially breached its obligations under this Section 6.06, (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 6.06 in order to cure such breach, and such notice was delivered with sufficient advance notice to permit the Company and its Subsidiaries to cure such breach prior to the last date that would permit the Closing to occur prior to the End Date, (iii) the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the End Date to consummate the Debt Financing and (iv) the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of such failure.

(f)All Confidential Information (as defined in the Confidentiality Agreement) furnished by the Company or its Subsidiaries pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent may disclose such information that would customarily be disclosed in connection with the arrangement of a Debt Financing to the Debt Financing Sources, rating agencies and prospective lenders and investors in connection with the arrangement and syndication of the Debt Financing subject to their entering into customary confidentiality undertakings with respect to such information.

Section 6.07.Payoff Letter. The Company shall deliver to Parent, at least three (3) Business Days prior to the Closing, a customary payoff letter, in form and substance reasonably satisfactory to Parent, from the agent under the Credit Agreement relating to the repayment in full of all obligations thereunder, the termination of the Credit Agreement and all commitments in connection therewith and the release of all Liens securing the obligations thereunder.

Section 6.08.Repatriation of Cash Balances. The Company shall and shall cause each applicable Subsidiary of the Company to use its respective commercially reasonable efforts (in the manner reasonably requested in writing by Parent at least five (5) Business Days prior to the Closing) to distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before (and subject to the occurrence of) the Closing any cash balances held by any non-U.S. Subsidiary of the Company; provided, however, that no distribution or transfer will be required to be made to the extent such distribution or transfer (a) would be subject to withholding or other Taxes in advance of the Effective Time or (b) would violate Applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries; provided, further, that notwithstanding the Company’s obligations under this Section 6.08, no distribution and/or transfer of any cash balances held by a non-U.S. Subsidiary of the Company is a condition to the Closing, and the Company’s failure to comply with or perform this Section 6.08 shall not provide Parent the right not to effect the transactions contemplated by this Agreement or to terminate this Agreement.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof, provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02.Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by Massachusetts Law or any other Applicable Law, in all cases, to the extent provided under the Company’s articles of organization and bylaws in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation, to the extent provided under the Company’s articles of organization and bylaws in effect on the date hereof.

(b)For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of organization and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of fees, costs and expenses that are no less advantageous (in the aggregate) to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement (that is made available to Parent) with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the

Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies (that are made available to Parent) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof (pursuant to policies made available to Parent) with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than the coverage provided under the Company’s existing policies as of the date hereof (that are made available to Parent), or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable (in the aggregate) than as provided in the Company’s existing policies as of the date hereof (that are made available to Parent). Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to) expend for such policies pursuant to this paragraph an aggregate annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(d) of the Company Disclosure Schedule; provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made for the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations set forth in this Section 7.03.

(f)The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of organization or bylaws of the Company or any of its Subsidiaries, or under Massachusetts Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries (that has been made available to Parent). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04.Employee Matters.

(a)For a period of twelve (12) months following the Closing Date (or until the date of termination of employment of the relevant Continuing Employee, if sooner), Parent shall cause the Surviving Corporation and its Subsidiaries to provide to each Company Service Provider who is employed immediately prior to the Closing (including any Company Service Provider who is not actively working on the Closing Date as a result of an approved leave of absence) and who remains in the employ of Parent, the Surviving Corporation or any of its Subsidiaries immediately after the Closing (each such individual, a “Continuing Employee”) (i) base salary or wages and target annual cash bonus opportunity, in each case, that is no less favorable than the base salary or wages and target annual cash bonus opportunity to which such Continuing Employee was entitled immediately prior to the Closing and (ii) employee benefits (excluding, in each case and for the avoidance of doubt, defined benefit pension benefits, retiree or post-termination health or welfare benefits, nonqualified deferred compensation, severance, retention, change in control compensation, long-term bonus or incentive, or equity or equity-based plans or arrangements (collectively, “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (other than Excluded Benefits) provided to such Continuing Employee as of immediately prior to the Effective Time.

(b)Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans (other than those providing for Excluded Benefits) established, maintained or contributed to by Parent or any of its Affiliates that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”) to recognize the pre-Closing service of Continuing Employees with the Company for purposes of vesting, eligibility to participate and future vacation benefit accrual to the same extent and for the same purpose that such Continuing Employee was entitled to credit for such service under the analogous Company Plan immediately prior to the Effective Time, except to the extent such service credit would result in a duplication of benefits or compensation for the same period. For the year that includes the Closing Date, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to, use commercially reasonable efforts to: (i) waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods under any Parent Plan that is a group welfare plan for participating Continuing Employees to the extent waived or satisfied by the applicable Continuing Employee under the analogous Company Plan immediately prior to the Effective Time and (ii) provide credit to each participating Continuing Employee under such Parent Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Plan during the same period for purposes of applying deductibles, co-payments, offsets and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.

(c)With respect to each Company Plan that is an annual cash incentive compensation plan or arrangement (each, an “Annual Bonus Plan”), for the fiscal year in which the Closing occurs (the “Closing Year”), Parent shall, or shall cause its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) to continue such plan following the Closing in good faith and in the ordinary course of business substantially consistent in all material respects with the Company’s or its applicable Subsidiary’s past practice; provided that each Continuing Employee shall be paid an amount based on actual performance for the full Closing Year (the “Bonus Amount”), which amount shall be paid at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than the 15th day of the 3rd month following the Closing Year). The manner of calculating actual performance for such full Closing Year shall be consistent with the Company’s past practice prior to the Effective Time, and shall disregard expenses reasonably related to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that any Continuing Employee is terminated by Parent or its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) without Cause (as defined in the Chase Corporation Amended and Restated 2013 Equity Incentive Plan) or in accordance with Section 7.04(c) of the Company Disclosure Schedule following the Closing but prior to the payment date for such bonus amounts, if any, Parent shall, and shall cause its Affiliates, including the Surviving Corporation and its Subsidiaries, to, pay to such Continuing Employee, at such time set forth in the preceding sentence, an amount equal to the applicable Bonus Amount but prorated based on the number of days the applicable Continuing Employee was employed during the Closing Year, except that, to avoid any duplicate payment of all or a portion of a Continuing Employee’s Bonus Amount for the Closing Year, the amount payable will be reduced by the value of any severance payment(s) such Continuing Employee is entitled to pursuant to any severance arrangement applicable to such Continuing Employee that is measured by reference to such Continuing Employees’ annual bonus for the Closing Year. With respect to each Annual Bonus Plan, for the fiscal year immediately preceding the Closing Year, to the extent that the bonuses have been earned (as determined in good faith and in all material respects consistent with the Company’s or its applicable Subsidiary’s past practice) but have not been paid prior to Closing, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and any of its respective Subsidiaries) to pay such bonuses following Closing, which amounts shall be paid at substantially the same time as annual bonuses have historically been paid by the Company or its applicable Subsidiaries (but in no event later than the 15th day of the 3rd month following the end of such fiscal year).

(d)Parent shall cause the Surviving Corporation and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.

(e)Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of the Company Plans will occur as of the Effective Time.

(f)Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other Person shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall (i) be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, policy, agreement or arrangement, (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates or (iii) create or confer any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Continuing Employee or any other Person.

(g)Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.

Section 7.05.Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.Regulatory Undertakings; Reasonable Best Efforts.

(a)Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Subsidiaries to take), all actions (including instituting or defending any action, suit or proceeding), and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as expeditiously as possible (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations and applications and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as expeditiously as possible (and in any event prior to the End Date).

(b)In furtherance and not in limitation of the foregoing, each of Parent and its Affiliates (as applicable) and the Company shall make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten (10) Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act) and any other required filings pursuant to applicable Competition Laws or Foreign Investment Laws as promptly as practicable after the date hereof, and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws or Foreign Investment Laws and shall promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws or Foreign Investment Laws in the jurisdictions identified in Section 4.03(a) of the Company Disclosure Schedule as promptly as practicable, and

(ii) not extend any waiting period under the HSR Act or under any other Competition Law or Foreign Investment Laws enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law, or if any action, suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Applicable Law (including any Competition Law), Parent shall use its reasonable best efforts to promptly resolve such objections as expeditiously as possible. In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries to, (i) take all actions, including (A) agreeing to hold separate or to divest any of the businesses or properties or assets of Parent or the Company or any of their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations of Parent or the Company or any of their respective Subsidiaries, (C) terminating any venture or other arrangement of Parent or the Company or any of their respective Subsidiaries, (D) effectuating any other change or restructuring of Parent or the Company or any of their respective Subsidiaries, (E) otherwise taking or committing to take any action that limits Parent’s freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of their respective Subsidiaries, and (F) opposing, fully and vigorously, (1) any administrative or judicial action or proceeding that is initiated challenging this Agreement or the consummation of the transactions contemplated hereby and (2) the entry of any order that would be reasonably expected to restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either clause (1) or (2) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal, in the case of clauses (A) through (E) above, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority, as may be required by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Applicable Law (including any Competition Law), and in the case of clause (F) above with respect to any action, suit or proceeding challenging such transactions as violative of the HSR Act or any other Applicable Law (including any Competition Law), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (ii) not acquire or agree to acquire any Person if such acquisition would reasonably be expected to prevent or materially delay the expiration or termination of the applicable waiting periods or the receipt of any consent from any Governmental Authority under the HSR Act or any other Applicable Law (including Competition Law). In the case of clauses (A) through (E) above any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(d)Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority and, subject to Applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all material correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Competition Laws or Foreign Investment Laws in connection with this Agreement.

Section 8.02.Certain Filings. As promptly as reasonably practicable after the date of this Agreement and, with respect to clause (a) below, no later than thirty (30) days following the date of this Agreement, the Company shall (a) prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act and (b) in consultation with Parent, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Shareholder Meeting to be set so that the Company Shareholder Meeting can be held promptly following the effectiveness of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any responses to comments made by the SEC or its staff each time before it is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest reasonably practicable date. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE American in connection with the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company (with respect to information related to the Company) or Parent (with respect to information related to Parent) that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of each of the Company and Parent.

Section 8.03.Public Announcements. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, except in connection with the matters contemplated by Section 6.04, Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before obtaining the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, after the issuance of the initial press release or any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, (a) either party may issue such additional publications or press releases and make such other customary announcements and public statements without consulting with any other party hereto so long as such additional publications, press releases, announcements and public statements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in and as materially consistent with, the initial press release or another press release or public statement with respect to which the other party had been consulted and (b) Parent and its Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and other investors on a confidential basis to the extent such recipients are subject to customary confidentiality obligations prior to the receipt of such information.

Section 8.04.Merger Without Meeting of Shareholders. Immediately following the execution of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement.

Section 8.05.Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06.Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.07.Litigation and Proceedings. The Company shall control the defense or settlement of any litigation or other legal proceedings (other than any litigation or other legal proceeding in connection with or arising out of or otherwise related to a demand for dissenters’ rights under Applicable Law which shall be governed by Section 2.04) against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that the Company shall (a) give Parent prompt written notice of any Transaction Litigation, including by providing copies of all pleadings with respect thereto, (b) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and provided, further, that the Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 8.07, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth in the preceding sentence. Notwithstanding the foregoing, Parent shall coordinate and consult with the Company with respect to all aspects of strategy and communications regarding the matters contemplated in Section 8.01, including any litigation under any Competition Law, provided that Parent shall be entitled to make the final determination as to the appropriate course of action with respect to such matters.

Section 8.08.Resignation. At the written request of Parent, the Company shall cause each director or officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 8.09.Tender Offer. At any time after the date hereof and prior to the Company Shareholder Approval, upon written request by Parent and subject to the consent of the Company (which may be withheld in the Company’s sole discretion), the parties agree to cooperate and work in good faith to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding shares of Company Common Stock for the same value as the Merger Consideration and to make such reasonable and customary amendments to this Agreement as the parties mutually agree are necessary to reflect such structure; provided that the inability to make or complete such a tender offer shall not relieve the obligations of Parent or Merger Sub to consummate the Merger as required under this Agreement.

Section 8.10.No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

(a)the Company Shareholder Approval shall have been obtained in accordance with Massachusetts Law;

(b)no Applicable Law (whether temporary, preliminary or permanent) shall have been issued, enacted, adopted, promulgated or enforced by any Governmental Authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Merger that remains in effect; and

(c)any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated and any other approvals, clearances or expirations of waiting periods under the Competition Laws and Foreign Investment Laws set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained or shall have expired, as applicable.

Section 9.02.Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a)the Company shall have complied with and performed in all material respects all of its obligations and covenants hereunder required to be performed by it at or prior to the Effective Time;

(b)the representations and warranties of the Company contained in (i) the first two sentences of Section 4.01, Section 4.02, Section 4.04(a) and Section 4.22 (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) Section 4.05(a), Section 4.05(d), and Section 4.05(e) (disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except where failure to be so true would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $5,000,000 and (iii) the other representations and warranties of the Company contained in this Agreement

(disregarding all materiality, Company Material Adverse Effect or similar qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)Since the date hereof, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d)Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied.

Section 9.03.Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

(a)each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality, Parent Material Adverse Effect or similar qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01.Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)by mutual written agreement of the Company and Parent;

(b)by either the Company or Parent, if:

(i)the Merger has not been consummated on or before April 21, 2024 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Sub) of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article 9 prior to the End Date;

(ii)there shall be any injunction or other order issued by a Governmental Authority of competent jurisdiction prohibiting or preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach (including, in the case of Parent, a breach by Merger Sub) of any provision of this Agreement is the primary cause of, or primarily resulted in, such injunction or other order; or

(iii)at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c)by Parent, if:

(i)prior to receipt of the Company Shareholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, the Company shall not have cured such breach within thirty (30) calendar days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii); provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be capable of being satisfied; or

(d)by the Company, if:

(i)prior to receipt of the Company Shareholder Approval, the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement concerning a Superior Proposal, subject to compliance with Section 6.04; provided that concurrently with such termination, the Company pays to Parent or its designee the Termination Fee payable pursuant to Section 11.04 and enters into the Alternative Acquisition Agreement with respect to such Superior Proposal;

(ii)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Parent or Merger Sub shall not have cured such breach within thirty (30) calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section

10.01(d)(ii); provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be capable of being satisfied; or

(iii)if (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur), (B) Parent, in violation of the terms of this Agreement, fails to consummate the Merger in accordance with Section 2.01 on the date on which the Closing should have occurred pursuant to Section 2.01(b), (C) following such failure by Parent to consummate the Merger in accordance with Section 2.01 in violation of the terms of this Agreement, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such three (3) Business Day period after delivery by the Company to Parent of the notice described in clause (C).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties.

Section 10.02.Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(c), if such termination shall result from the Willful Breach by any party, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include damages based on the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure; provided, that notwithstanding anything in this Agreement or any other document entered into in connection herewith to the contrary, in no event shall Parent or its Affiliates have any monetary liability or obligation under this Agreement or any other document entered into in connection herewith in an aggregate amount in excess of the Parent Liability Limitation. The provisions of this Section 10.02, Section 6.03(b), Section 7.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement, including, with respect to Parent, the failure, for any reason, to pay the Merger Consideration (including as a result of Parent not having sufficient funds available to consummate the transactions contemplated hereby), if and when required hereunder.

ARTICLE 11

MISCELLANEOUS

Section 11.01.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Formulations Parent Corporation
c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards, Suite 3500
New York, New York 10001
Attention: Josh Weisenbeck; Robert Recer
E-mail: josh.weisenbeck@kkr.com; robert.recer@kkr.com

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jennifer S. Perkins, P.C.; David M. Klein, P.C.; Chelsea N. Darnell
E-mail: jennifer.perkins@kirkland.com; dklein@kirkland.com; chelsea.darnell@kirkland.com if to the Company, to:

Chase Corporation
375 University Avenue
Westwood, Massachusetts 02090
Attention: Jeffery D. Haigh
E-mail: jhaigh@chasecorp.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:Daniel Brass
E-mail: daniel.brass@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11.

Section 11.03.Amendments and Waivers.

(a)Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Massachusetts Law without such approval having first been obtained.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.Expenses.

(a)General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)Termination Fee and Expense Reimbursement.

(i)If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $42,000,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination (or, if later, after Parent’s written request thereof).

(ii)If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (End Date), Section 10.01(b)(iii) (Company No Vote) or Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (or solely in the case of a termination pursuant to Section 10.01(c)(ii) (Company Breach), made to the Board of Directors) and not withdrawn and (C) within twelve (12) months after the date of such termination, an Acquisition Proposal shall have been consummated or the Company or its Subsidiaries has entered into a definitive agreement with respect to an Acquisition Proposal (provided that for purposes of this Section

11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution of a definitive agreement and the consummation of such Acquisition Proposal, the Termination Fee.

(c)Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section, if such Termination Fee is paid in full, the receipt by Parent of the Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, and Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives (the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (other than a Willful Breach). Notwithstanding the foregoing, this Section Section 11.04(c) shall not relieve the Company from any liability for fraud or Willful Breach; provided, that, notwithstanding anything in this Agreement or any other document entered into in connection herewith to the contrary, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section, in no event will any Parent Related Parties be entitled to seek or obtain monetary damages for such fraud or Willful Breach in excess of $98,000,000. Each party acknowledges and agrees that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.

(d)Notwithstanding anything herein to the contrary, under no circumstances will the collective monetary damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s shareholders, which shall be deemed in such event to be damages of the Company) payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $98,000,000 in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or the Guarantor; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Parties, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (i) and (ii) collectively, the “Parent Related Parties”), and in no event will any Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages and damages for fraud or Willful Breach, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the Guarantor’s obligations under the Guarantee and the Equity Commitment Letter and other than Parent’s and Merger Sub’s obligations under this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor (under the Equity Commitment Letter and the Guarantee, as the case may be), Parent and Merger Sub (under this Agreement, the Confidentiality Agreement and the Voting Agreements, as the case may be) have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

Section 11.05.Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 11.06.Binding Effect; Benefit; Assignment.

(a)Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03, Section 10.02 or Section 11.04(c) and (ii) for the right of the Company, on behalf of its shareholders, to pursue damages (which the parties acknowledge and agree shall include damages based on the benefit of the bargain lost by the Company’s shareholders, which shall be deemed in such event to be damages of the Company), subject to Section 11.04(d), and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than the right of any holders of shares of Company Common Stock, Company Options, Company RSAs and Company PSAs to receive the Merger Consideration in respect thereof.

(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof (or any other jurisdiction), except to the extent the provisions of Massachusetts Law are mandatorily applicable to the Merger or to the fiduciary duties of the Board of Directors and provided, that the provisions of this Agreement which by their terms are governed by Massachusetts Law shall be governed and constructed in accordance with Massachusetts Law.

Section 11.08.Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Article 10 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10 or pursue any other remedies under this Agreement, the Equity Commitment Letter or the Limited Guarantee that may be available then or thereafter.

Section 11.14.Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Parties, arising out of or relating to this Agreement, the Debt Financing, any commitment letter with respect to the Debt Financing (the “Debt Commitment Letter”), the definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Documents”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the laws of the State of New York except as otherwise set forth in the Debt Commitment Letter (including as it relates to (i) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “Company Representation” (as such term or similar term is defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.01(c) or decline to consummate the Closing as a result thereof pursuant to Section 9.02(b) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against the Debt Financing

Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Parties will have any liability to the Company or its Subsidiaries relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company or its Subsidiaries shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against any of the Debt Financing Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Parties or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in Section 11.04(d) and this Section 11.14 (or the definitions of any terms used in Section 11.04(d) and this Section 11.14) and (ii) to the extent any amendments to any provision of Section 11.04(d) and this Section 11.14 (or, solely as they relate to such Section, the definitions of any terms used in Section 11.04(d) and this Section 11.14) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in Section 11.04(d) and this Section 11.14 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter.

Section 11.15.No Recourse.

(a)This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than Parent, Merger Sub and the Guarantor to the extent set forth in the Guarantee or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. It is further understood that any certificate contemplated by this Agreement and executed by an officer of a party will be deemed to have been delivered only in such officer’s capacity as an officer of such party (and not in his or her individual capacity) and will not entitle any party to assert a claim against such officer in his or her individual capacity.

(b)The Company (on behalf of itself and any Person claiming by through or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, or the Guarantor pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein. Without limiting the generality of the foregoing, to the maximum extent permitted under Applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CHASE CORPORATION

By:	/s/ Adam Chase
	Name:	Adam Chase
	Title:	President & Chief Executive Officer

FORMULATIONS PARENT CORPORATION

By:	/s/ Josh Weisenbeck
	Name:	Josh Weisenbeck
	Title:	President

FORMULATIONS MERGER SUB CORPORATION

By:	/s/ Josh Weisenbeck
	Name:	Josh Weisenbeck
	Title:	President

[Signature page to Merger Agreement]